Exhibit 99.1

GeoPetro Resources Company Announces Year End 2008 Financial Results and Operational Update

SAN FRANCISCO--(BUSINESS WIRE)--March 20, 2009--GeoPetro Resources Company ("GeoPetro" or the "Company") (NYSE Alternext US: GPR) today announced financial results for the year ended December 31, 2008.

During the twelve months ended December 31, 2008, the Company reported a net loss available to common shareholders of $174,825 ($0.01 per basic and diluted share), compared to a net loss available to common shareholders of $1,616,804 ($.05 per basic and diluted share) in the previous year. This improvement in our net loss in 2008 compared to 2007 was primarily due to higher average gas prices and lower impairment expense.

During the twelve months ended December 31, 2008, the Company reported natural gas revenues of $6,152,542 compared to $6,890,777 for the year ended December 31, 2007. Revenues decreased in 2008 compared to 2007 due to lower production volumes. The lower production volumes were primarily caused by (i) disruptions due to Hurricane Ike in 2008 (the Madisonville gas treatment plant was shut down for a period of time due to the storm and lack of electricity), (ii) higher shrinkage rates in the plant, (iii) increased frequency of plant shut-downs, and (iv) production restrictions due to high inlet pressures into the plant. To a significant extent, the higher shrinkage rates, frequent plant shutdowns and high inlet pressures experienced were attributable to reduced plant maintenance performed by the previous owner as the plant was being held for sale pending negotiations to sell the facility to the Company. Furthermore, one of the lingering effects of Hurricane Ike was the incapacitation of certain regional pipelines which transport natural gas out of the Dallas market to other regional markets. The reduced pipeline capacity caused an over-supply of gas in the Dallas market. This resulted in a significant depressive effect on the natural gas prices received by the Company in the fourth quarter of 2008 which served to compound the impact of the overall decrease in natural gas prices experienced nationwide in late 2008.

The Company has taken steps to address the weaker commodity price environment. Foremost was the acquisition of the natural gas treatment plant (the “Plant”) from Madisonville Gas Processing, LP (“MGP”), in exchange for shares of GeoPetro’s common stock, assumption of related debt and cash (“the Acquisition”) on December 31, 2008. The new owner of the Plant is GeoPetro’s wholly owned, indirect subsidiary, Madisonville Midstream LLC (“MM”).

The Company hopes to realize both immediate and long term cost and operating efficiencies by consolidating the upstream and midstream portions of Madisonville under common ownership. Prior to the consolidation, MGP and GeoPetro employed a combined total of 30 persons, whereas subsequent to the consolidation, GeoPetro and MM now employ a combined total of 22 persons, representing a net reduction of 8 persons (27% of the combined workforce). Accordingly, the Company has realized significant efficiencies and savings through the consolidation of the Plant and its upstream production operations in the Madisonville Project. The Company continues to explore other longer term cost saving and efficiency measures in the Plant.

The Company is also implementing measures to increase production volumes. GeoPetro plans to utilize idle equipment and implement operating efficiencies in the Plant to reduce the inlet pressure into the Plant. This would result in an immediate increase in production from the two wells currently producing, the Magness and Fannin wells. Preliminary test results suggest that the combined production from the Magness and Fannin wells could be increased significantly. This measure is expected to be completed by the second quarter. In addition, the Company plans to workover the Mitchell #1 well and plans to frac and connect via gathering line the Wilson #1 well. Accordingly, once the above production enhancements are completed, the Company expects the combined Rodessa formation production from the four wells to be significantly higher than current rates.

Stuart J. Doshi, Chairman, President and Chief Executive Officer, commented, "GeoPetro made significant progress in 2008 despite the challenging environment we are currently facing. We accomplished our goal of vertically integrating our position in the Madisonville Field. Our efforts were nonetheless overshadowed by the dramatic drop in commodity prices at year-end 2008, although the drop did not materially impact our year-end reserves and did not impose a ceiling test write-down of our oil and gas properties as they did for a large portion of the Exploration & Production sector of the petroleum industry. We are evaluating the possible farm-out of our assets outside of the Madisonville Project as we remain focused on this core property. We are also focused on striving to build a strong balance sheet and necessary liquidity during these demanding times. We believe that our Company will not only meet the current challenges, but that we will thrive in the years ahead."

The following represents selected financial results for the twelve months ended December 31, 2008:

	For the Years Ended December 31,		Increase
	2008	2007	(Decrease)

Revenues
Oil and gas sales	$6,152,542	$6,890,777	(11)%

Costs and expenses:
Lease operating expense	1,484,267	1,558,900	(5)%
General and administrative	2,717,121	2,807,091	(3)%
Net profits interest	579,941	679,337	(15)%
Impairments expense	69,856	1,111,151	n/a
Depreciation and depletion expense	1,553,418	2,269,995	(32)%
Total costs and expenses	6,404,603	8,426,474	(24)%

Loss from operations	(252,061)	(1,535,697)

Net Loss	$(174,825)	$(1,616,804)

Loss per Share:
Basic	$(0.01)	$(0.05)
Diluted	$(0.01)	$(0.05)

About GeoPetro

GeoPetro is an independent oil and natural gas company headquartered in San Francisco, California. GeoPetro currently has projects in the United States, Canada and Indonesia. GeoPetro has developed a producing property in its Madisonville Project in Texas. Elsewhere, GeoPetro has assembled a geographically diversified portfolio of exploratory and appraisal prospects.

Cautionary Statements

This news release contains forward-looking information. Statements contained in this news release relating to future results, events and expectations are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements may involve known and unknown risks involving market prices for natural gas and oil, economic and competitive conditions, regulatory changes, estimates of proved and probable reserves, production forecasts, geological and engineering uncertainties, potential failure to achieve production from development drilling projects, capital expenditures and other risks and uncertainties, which may cause the actual results to be materially different from those expressed or implied by such statements. Additional risk factors include, among others, those described in the Company's Annual Report on Form 10-K on file with the U.S. Securities and Exchange Commission. We do not have any intention or obligation to update forward-looking statements included in this press release after the date of this press release, except as required by law.

No stock exchange or regulatory authority has approved or disapproved of the information contained herein.

CONTACT:
GeoPetro Resources Company
Stuart J. Doshi, 415-398-8186
President & CEO
E-Mail: sdoshi@geopetro.com